12401 South 450 East	Avenida 16 de Julio No.1525
Building D1	Edificio Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle's First Ore From Targeted Mining Promising

March Production on a Pace to Far Exceed February

        SALT LAKE CITY, UTAH—(PR NEWSWIRE) — March 11, 2004 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it has processed the first 700 tonnes of ore from development work resulting from the build-out of its targeted mining system (TPS) in its Cangalli underground mine. That ore, which was segregated from the company’s open pit ore for processing, produced 2,128 grams, or 68 troy ounces, at a grade of 3.04 g/T. That recovered gold grade is approximately ten times higher than the ore currently being recovered from the company’s open pit, and approximately eight times higher than the overall grade that has been recovered over the past 18 months of operation from both underground block caving and open pit operations.

        In addition, the first seven production days in March have offered hope of the end of the Bolivian rainy season. The Cangalli plant processed 3,000 tpd from its open pit mine, or 21,000 tonnes of ore, recovering 7,077 grams, or 227 troy ounces, of gold.

        “We are very enthusiastic about seeing the first tonnes of ore from our targeted TPS underground mine development,” stated Mac Delozier, VP for Bolivian Operations. “We are also glad to see that the first week of March gave us a break from this year’s rainy season and allowed us to really process closer to our plant capacity. We are hopeful this may signal the end of what has proven to be an extremely wet period.”

        Total production from the Cangalli Mine in February was 7,438 grams, or 239 troy ounces, of gold. This amount includes the 68 troy ounces recovered from the underground TPS development. The open pit operation mined 69,500 tonnes of material, presenting 17,550 tonnes of ore to the plant for processing. The gold grade was .606 g/m3, or ..303 g/T. The waste-to-ore ratio was approximately 3:1.

        Golden Eagle’s Cangalli open pit operation has cleared an estimated 90% of the sterile waste material that had flowed into the pit from mudflows during the current torrential rainy season, or that existed as overburden. The company recently estimated a proven and probable reserve in its Cangalli open pit of 9,226 troy ounces grading at .47 g/T, which is higher than grades recovered in January and February. The company attributes the lower recovered grade to complexities in segregating ore from waste while operating during torrential rains bringing mudflows into the pit.

        “We are optimistic that grades and tonnes will increase as we come out of this rainy season,” stated Terry C. Turner, Golden Eagle’s CEO. “Last year we fared better during the rainy season because most of our ore came from our underground operations. We believe that in coming years our underground TPS operations will similarly benefit from protection from the adverse effects of the elements.”

        Golden Eagle also announced that as a result of geological reconnaissance work further identifying and mapping the gold bearing conglomerate material in the paleochannel of the ancient Tipuani River basin, Golden Eagle has reduced its landholdings in the Tipuani Gold District from 74,000 acres (116 square miles) to 49,000 acres (77 square miles). Concession fees were considerably reduced, however the company does not believe that any decrease has resulted from its original expectations of mineralized material on its properties. The company now has a more focused approach to its exploration activities in the paystreaks in the paleochannel found on its gold concessions in the area.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,000 acres (77 square miles) in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-KSB and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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